Exhibit 8.2


               [Letterhead of WILENTZ, GOLDMAN & SPITZER P.A.]




                                               August 12, 2005


PSE&G Transition Funding II LLC
80 Park Plaza
Newark, New Jersey 07102

            Re:  PSE&G Transition Funding II LLC Transition Bonds
                 ------------------------------------------------

Ladies and Gentlemen:

     We have acted as New Jersey State tax counsel to PSE&G Transition Funding II LLC, a Delaware limited liability company (the "Company"), in connection with the preparation of the Registration Statement, as amended to the date hereof, filed on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of Transition Bonds of the Company to be offered from time to time as described in the prospectus (the "Prospectus") included as part of the Registration Statement. Capitalized terms used in this letter and not defined herein have the meanings given to such terms in the Prospectus.

     The opinion expressed below is based on the following assumptions:

     (a)  the Registration Statement will become effective;


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                                                   PSE&G Transition Funding LLC
                                                                August 12, 2005


     (b) the proposed transactions are consummated as contemplated in the Registration Statement; and

     (c)  prior to the issuance of any Series or Class of Transition Bonds:

          i. all necessary orders, approvals and authorizations for the Company's purchase from time to time of Basic Generation Service ("BGS") bondable transition property from PSE&G in exchange for the net proceeds of Transition Bonds will have been obtained by the Company;

          ii. the Limited Liability Company Agreement of the Company will have been executed and delivered by an authorized representative of PSE&G as the sole member of the Company;

          iii. the Indenture will have been executed and delivered by the Company's authorized representative and by the trustee named therein;

          iv. the maturity dates, the bond rates, the redemption provisions and the other terms of the Transition Bonds being offered will be fixed in accordance with the terms of the Indenture;

          v. the Sale Agreement between the Company and PSE&G, as Seller, will have been executed and delivered;

          vi. the Servicing Agreement between the Company and PSE&G, as Servicer, will have been executed and delivered; and

          vii. the Underwriting Agreement between PSE&G and the underwriters of the Transition Bonds will have been executed and delivered.

     In rendering our opinion, we have relied on Revenue Procedure 2002-49, 2002-2 C.B. 172, dated June 28, 2002 and effective July 22, 2002.

     Members of our firm are admitted to practice in the State of New Jersey, and we do not express any opinion as to the laws of any other jurisdiction.


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                                                   PSE&G Transition Funding LLC
                                                                August 12, 2005


     We hereby adopt and confirm to you our opinion as set forth under the headings "Summary of Terms - Material Income Tax Considerations" and "Material Income Tax Matters for the Transition Bonds - New Jersey Tax Matters" in the Prospectus, and hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the headings "Summary of Terms - Material Income Tax Considerations" and "Material Income Tax Matters for the Transition Bonds - New Jersey Tax Matters" in the Prospectus.

                                            Very truly yours,



                                            /s/ WILENTZ GOLDMAN & SPITZER P.A.